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                                                                    Exhibit 20.1

FOR IMMEDIATE RELEASE

                                        Contacts:              Sally Highducheck
                                                                  (212) 931-6131
                                                  PepperCom Inc. for quepasa.com
                                                            Sallyh@peppercom.com

                                                                  Michele Vahsen
                                                                     quepasa.com
                                                         (602) 716-0100 ext. 259
                                                             mvahsen@quepasa.com



Quepasa.com and Gloria Estefan Announce
Postponement of 2000 U.S. Tour

PHOENIX, AZ - JULY 31, 2000 - Quepasa.com (Nasdaq: PASA), the premiere online community for U.S. Hispanics (www.quepasa.com), and Gloria Estefan announced today that Gloria's 2000 U.S. tour scheduled for this year has been postponed and the contract has been renegotiated to eliminate the financial "put option" to Estefan Enterprises, Inc.

"The tremendous success of Gloria's Spanish-language album "Alma Caribena / Caribbean Soul" has necessitated the postponement of the tour, and we are very happy for Gloria" stated Gary L. Trujillo, Chairman and CEO, quepasa.com "We are very proud of her success and look forward to working with her in upcoming months in our community and education initiatives."

In September of 1999, quepasa.com and Estefan initiated an education campaign to bring the Internet and computers into underprivileged schools and Hispanic communities. Quepasa and Gloria will continue this education initiative in Los Angeles on September 11th. Further details on the upcoming event will be available on the quepasa.com website beginning August 21, 2000.

Under the renegotiated contract, Ms. Estefan will maintain her relationship with quepasa and will continue her support of the company's ongoing community and education initiatives. Due to Ms. Estefan's postponement of her U.S. 2000 tour, the "put option" due in August with respect to quepasa shares issued under the original agreement has been eliminated. Therefore, there are no further financial obligations and/or requirements with respect to the current relationship.

"Quepasa.com remains committed to the community it serves and I am pleased to continue to work with the company to help it achieve its goals and objectives with regard to the U.S. Hispanic market," stated Gloria Estefan. "I love interacting with my fans and anxiously await the next tour when I will be able to devote my energy toward giving my fans an unbelievable concert experience, one they will not soon forget."

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Page 2.

ABOUT QUEPASA.COM

Quepasa.com provides the rapidly growing U.S. Hispanic market with information and interactive content available in both Spanish and English. The site was founded in 1998 and includes a search engine, free e-mail, Spanish-language news feeds, worldwide weather information, chat rooms, games, maps and message boards. Quepasa.com has entered into strategic alliances with leading providers of media, content and technology including: NetZero, Inc.; Reuters NewMedia, Inc.; Associated Press; Agencia EFE; Hispanic Business Magazine; AutoNation, Inc.; Net2Phone, Inc.; X:drive; Telemundo Network Group; The BigHub.com; WeatherLabs, Inc., e-lingo, Egreetings Network, Inc., Inktomi and GTE Internetworking.

Certain statements in this release regarding quepasa.com's expected future business and prospects constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. Potential risks and uncertainties include but are not limited to quepasa.com's unproven business model and limited operating history; quepasa.com's ability to grow its user base and generate revenue; risks associated with new or acquired businesses and joint ventures; technological problems or developments; competitive factors; and general market and economic conditions. Additional factors are discussed in the Annual Report, of quepasa.com, and in any additional filings made with the Securities and Exchange Commission.

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